EXHIBIT 5.1
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                                                   Blake, Cassels & Graydon LLP
                                                        Barristers & Solicitors
                                                     Patent & Trade-mark Agents
                                                          855 - 2nd Street S.W.
                                            Suite 3500, Bankers Hall East Tower
                                                      Calgary AB T2P 4J8 Canada
                                           Tel: 403-260-9600  Fax: 403-260-9700

                                                             Reference: 80545/7


May 7, 2007


Securities and Exchange Commission
450 - Fifth Street NW
Washington, DC 20549

Re: Nexen Inc. Dividend Reinvestment Plan

Dear Sirs:

Nexen Inc. (the "COMPANY") has filed a Registration Statement on Form F-3 (the "REGISTRATION STATEMENT") under the United States Securities Act of 1933, including a form of Prospectus dated May 7, 2007 (the "PROSPECTUS"), with respect to 2,000,000 additional common shares, without nominal or par value, of the Company ("COMMON SHARES") to be offered to registered holders of the Company's Common Shares pursuant to the Company's Dividend Reinvestment Plan (the "PLAN").

We have examined all such corporate records and other documents as we have deemed relevant and necessary in order to give this opinion. As to various questions of fact material to such opinion and which were not independently established, we have relied upon certificates of public officials and officers of the Company. In reviewing the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, true or photostatic copies.

We are members of the Law Society of Alberta and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein as at the date hereof.

Based upon the foregoing and subject to the qualifications herein expressed, we are of the opinion that the 2,000,000 additional Common Shares of the Company in respect of which the Registration Statement has been filed will, when properly issued in accordance with the terms and conditions of the Plan, be validly issued.

In  our  opinion,   the  summary  set  forth  under  the  caption  "Income  Tax
Considerations   Relating   to  the  Plan  -   Canadian   Federal   Income  Tax
Considerations" is a fair and accurate summary of the principal Canadian federal income tax considerations generally applicable to a Participant in the Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus under the captions "Enforceability of Certain Civil Liabilities" and "Legal Matters". In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

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In giving the above opinions,  we have assumed that certificates for any of the said Common Shares will, before their issuance, have been duly signed by the Company, countersigned by the transfer agent and registered by the registrar.

Yours truly,

/s/ BLAKE, CASSELS & GRAYDON LLP